Exhibit 99.1

For immediate release
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE FIRST QUARTER 2006
- 1Q Radio Net Revenues increase 6% -
COCONUT GROVE, FLORIDA, May 8, 2006 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the quarter ended March 31, 2006.
Quarter End Results and Discussions
For the quarter ended March 31, 2006, Net Revenue totaled $37.8 million compared to $35.3 million for the same prior year period, resulting in growth of 7%. Radio net revenue totaled $37.3 million compared to $35.3 million for the same prior year period, resulting in growth of 6%. This radio net revenue growth was primarily from local and national revenues in our Puerto Rico, San Francisco and Chicago markets, offset by a decrease in our New York market. Our start-up television operation, “MEGA TV”, which debuted on March 1, 2006, had net revenues of $0.4 million.
Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, a non-GAAP measure, totaled $5.7 million compared to $8.4 million for the same prior year period, resulting in a decrease of 32%. Excluding our start-up television operation loss of $5.1 million and SFAS No. 123(R) non-cash stock option expense of $0.6 million, Adjusted Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, a non-GAAP measure, totaled $11.4 million compared to $8.4 million for the same prior year period, resulting in an increase of 36%. The increase was primarily attributed to the increase in our radio net revenue and a decrease in our radio station operating expenses, primarily in advertising expense. Same Station Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, a non-GAAP measure, totaled $11.4 million compared to $8.1 million for the same prior year period, resulting in an increase of 41%. Please refer to the Non-GAAP Financial Measures section for a reconciliation of GAAP to non-GAAP financial measures.
For the quarter ended March 31, 2006, Income before Income Taxes and Discontinued Operations totaled $47.2 million compared to a Loss before Income Taxes and Discontinued Operations of $(2.5) million for the same prior year period. The increase resulted mainly from the Gain on the Sale of Assets, net, of $50.8 million related to the sale of our radio stations KZAB-FM and KZBA-FM and a decrease in Interest Expense, net, of $4.8 million due to our 2005 long-term debt refinancing and the repayment of our $100.0 million second lien credit facility in 2006, offset by the Loss on Early Extinguishment of Debt of $3.0 million.
Raúl Alarcón, Jr., Chairman and CEO, commented, “During the first quarter, we continued to outperform the general radio market by a considerable margin, while successfully completing our deleveraging plan with the closing of KZAB-FM and KZBA-FM and the repayment of our $100.0 million second lien credit facility. Our solid revenue growth reflects the prime positioning of our radio stations and our success in growing and monetizing our audience shares. In the recent Arbitron Winter ratings book, we generated exceptionally strong rating gains in several of our top markets, which should add momentum to our sales and marketing efforts as the year progresses. In addition, we got off to a solid start in launching our new TV operation, Mega TV in South Florida, on March 1st. Early indication among the Hispanic and advertising communities has been positive, Nielsen overnight ratings have trended well thus far, and we are very optimistic about the station’s long-term growth potential. As the year progresses, we remain focused on executing our strategy to leverage our top-ranked content and station portfolio to further penetrate the communities we serve, while increasing our share of total advertising dollars across our markets.”

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Non-GAAP Financial Measures
Included below are tables that reconcile the quarter ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Net Revenue to Same Station Net Revenue and reconciles Operating Income to Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, Adjusted Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, and Same Station Operating Income before Deprecation and Amortization and Gain on the Sale of Assets, net.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON-GAAP RESULTS

(Amounts in millions)	Three Months Ended March 31,		%
	2006	2005	Change
Net Revenue from Continuing Operations	$37.8	$35.3	7%
less: Non Same Station Net Revenue (1)	0.7	0.5

Same Station Net Revenue (1)	$37.1	$34.8	7%

Operating Income	$55.6	$7.6	632%
add back: Depreciation & Amortization	0.9	0.8
add back: Gain on the Sale of Assets, net	(50.8)	—

Operating Income from Continuing Operations before Depreciation & Amortization and Gain on the Sale of Assets, net, (2)	$5.7	$8.4	-32%
add back: Non-cash stock option expense (3)	0.6	—
add back: New TV Segment (3)	5.1	—

Adjusted Operating Income from Continuing Operations before D & A	$11.4	$8.4	36%
and Gain on the Sale of Assets, net, (3)
add back: Non Same Station Operating Results (1)	—	(0.3)

Same Station Operating Income from Continuing Operation before D & A and Gain on the Sale of Assets, net (1)	$11.4	$8.1	41%

(1)	Same Station Results reflect stations operated during the same periods on a comparable monthly basis. The following stations were excluded from the results for the quarters ended March 31, 2006 and 2005: Los Angeles- KZAB-FM and KZBA-FM (Disposed) and Miami TV station- WSBS-TV (Acquired). In addition, they exclude depreciation and amortization, gain on the sale of assets, net, LaMusica.com Internet results and non-cash stock option expense related to SFAS No. 123(R).

(2)	Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, replaces Adjusted EBITDA as the metric used by management to assess the performance of our stations and the Company. Although it is calculated in the same manner as Adjusted EBITDA, management believes that using the term “Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net” provides a more accurate description of the performance measure.

(3)	For greater comparability of our operating performance, our fourth quarter guidance excluded anticipated start-up expenses related to the new television segment of $5.0 million and non-cash stock option expense related to SFAS No. 123(R). Adjusted Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, excludes start-up expenses related to the new television segment and non-cash stock option expense related to SFAS No. 123(R), which provides a basis for comparability on our operating performance for the quarter ended March 31, 2006.
Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, Adjusted Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, and Same Station Results are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. In addition, we believe Same Station Results provide a useful measure of performance because they present Operating Income, excluding the impact of any acquisitions or dispositions, completed during the relevant periods, allowing us to measure only the performance of stations we owned and operated during the entire relevant periods. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting

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purposes and to evaluate the performance of our stations and our consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, Adjusted Operating Income before Depreciation and Amortization and Gain on the Sale of Assets, net, and Same Station Results are not calculated in accordance with GAAP, they are not necessarily comparable to similarly titled measures used by other companies.
Impact of the Adoption of SFAS No. 123(R) “Share-Based Payment”
We adopted SFAS No. 123(R) using the modified prospective transition method beginning January 1, 2006. SFAS No. 123(R) requires that stock-based compensation expense be recognized on awards that are ultimately expected to vest, as such, stock-based compensation for the three-month period ended March 31, 2006 has been reduced for estimated forfeitures. When estimating forfeitures, we consider voluntary termination behaviors as well as trends of actual option forfeitures. The impact on our results of operations of recording stock-based compensation for the three-month period ended March 31, 2006 was as follows (in thousands):

Three-Months Ended
(in thousands 000’s)	March 31, 2006
Engineering and programming expenses	$180
Selling, general and administrative expenses	87
Corporate expenses	300

Total	$567

Completion of the Sale of our Los Angeles Stations
On January 31, 2006, we completed the sale of the assets of our radio stations KZAB-FM and KZBA-FM, serving the Los Angeles, California market, for a cash purchase price of $120.0 million (the “LA Asset Sale”), to Styles Media Group, LLC, a Florida limited liability company (“Styles Media Group”), pursuant to that certain asset purchase agreement, dated as of August 17, 2004, by and among Styles Media Group, Spanish Broadcasting System SouthWest, Inc., one of our subsidiaries, and us.
In connection with the closing of the LA Asset Sale, Styles Media Group paid a cash purchase price of $120.0 million, consisting of $65.0 million paid at closing and $55.0 million previously paid to us as non-refundable deposits. As a result of the LA Asset Sale, we recognized a pre-tax gain on the sale of assets, net of disposal costs, of approximately $50.8 million during the three months ended March 31, 2006.
Previously, on August 17, 2004, Spanish Broadcasting System SouthWest, Inc., also entered into a time brokerage agreement with Styles Media Group pursuant to which Styles Media Group was permitted to begin broadcasting its programming on radio stations KZAB-FM and KZBA-FM beginning on September 20, 2004. On January 31, 2006, the time brokerage agreement was terminated.
We determined that, since we were not eliminating all significant revenues and expenses generated in this market, the LA Asset Sale did not meet the criteria to classify the stations’ operations as discontinued operations. KZAB-FM and KZBA-FM generated net revenues of $0.2 million and $0.5 million and generated station operating income of $0.1 million and $0.4 million for the three-month periods ended March 31, 2006 and 2005, respectively, as a result of the time brokerage agreement.

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Repayment of our $100.0 million Second Lien Credit Facility
On February 17, 2006, we repaid and terminated our second lien credit facility, dated as of June 10, 2005, among us, Merrill Lynch Pierce Fenner & Smith, Incorporated, Wachovia Bank, National Association, Lehman Commercial Paper Inc., and certain other lenders (the “Second Lien Credit Facility”). We used approximately $101.0 million of the net cash proceeds from the LA Asset Sale to pay the full amount owed under the Second Lien Credit Facility. Accordingly, we have no further obligations remaining under the Second Lien Credit Facility. As a result of the prepayment of the Second Lien Credit Facility, we recognized a loss on early extinguishment of debt related to the prepayment premium and the write-off of unamortized deferred financing costs of approximately $3.0 million during the three-months ended March 31, 2006. In addition, as a result of the repayment of our Second Lien Credit Facility, our first lien credit facility applicable margin decreased from 2.0% to 1.75%.
Completion of the Television Station Acquisition
On March 1, 2006, our wholly-owned subsidiaries, Mega Media Holdings, Inc. (“Mega Media Holdings”) and WDLP Licensing, Inc. (“Mega-Sub,” and together with Mega Media Holdings, “Mega Media”), completed the acquisition of certain assets, including licenses, permits and authorizations issued by the Federal Communications Commission (the “FCC”) used in or related to the operation of television stations WSBS-TV (Channel 22, formerly known as WDLP-TV), its derivative digital television station WSBS-DT (Channel 3, formerly known as WDLP-DT) in Key West, Florida and WSBS-CA (Channel 50, formerly known as WDLP-CA) in Miami, Florida, pursuant to that certain asset purchase agreement, dated as of July 12, 2005, as previously amended on September 19, 2005, October 19, 2005 and January 6, 2006 with WDLP Broadcasting Company, LLC, WDLP Licensed Subsidiary, LLC, Robin Broadcasting Company, LLC, and Robin Licensed Subsidiary, LLC (collectively, the “Sellers”). WSBS-TV-DT and WSBS-CA are operating as one television operation, branded as “Mega TV”, serving the South Florida market. Mega TV debuted on the air on March 1, 2006.
In connection with the closing, Mega Media paid an aggregate purchase price equal to $37.6 million, consisting of (i) cash in the amount of $17.0 million, (ii) a thirty-four month, non-interest-bearing secured promissory note in the principal amount of $18.5 million (present valued at $14.8 million), which we have guaranteed and is secured by the assets acquired in the transaction, (iii) deposits of $0.5 million and $1.0 million made on July 13, 2005 and January 6, 2006, respectively, and (iv) two extension payments of $0.3 million made on September 1, 2005 and January 6, 2006, respectively, in consideration for the extension of the closing date.
In addition, as part of the television station acquisition, we entered into an advertising agreement with the Sellers that provides these entities with $2.0 million per year, for the three years following closing, of commercial advertising time in any of our broadcasting stations. Accordingly, we recognized this liability to provide commercial advertising as part of consideration given for the acquisition and recorded a liability (unearned revenue). We have recorded approximately $5.3 million in unearned revenue which represents the present value of commercial advertising due.
Second Quarter 2006 Outlook
     To provide greater comparability of our operating performance, our second quarter guidance will exclude any non-cash stock option expense (SFAS No. 123R). For the second quarter ending June 30, 2006, we expect our radio segment Net Revenue growth to be in the low single digit range and Radio Operating Income from Continuing Operations before Depreciation and Amortization and Gain on the Sale of Assets, net, growth to be flat over the comparable prior year period. Also, we expect our television segment to generate start-up operating losses of approximately $5.0 to $6.0 million.
     Our second quarter capital expenditures are projected to be in the range of $2.0 to $3.0 million, which include capital expenditures for the new television segment.

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First Quarter 2006 Conference Call
We will host a conference call to discuss our first quarter 2006 financial results on Monday, May 8th at 2:00 p.m. Eastern Time. To access the teleconference, please dial 973-582-2822 ten minutes prior to the start time. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Monday, May 15, 2006, which can be accessed by dialing 877-519-4471 (U.S) or 973-341-3080 (Int’l), passcode: 7299098.
There will also be a live webcast of the teleconference, located on the investor portion of Spanish Broadcasting’s corporate Web site, at www.spanishbroadcasting.com/webcasts.shtml. A seven day archived replay of the webcast will also be available at that link.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and operates 20 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico. The Company also owns and operates Mega TV, a television operation serving the South Florida market, and produces live concerts and events throughout the U.S. and Puerto Rico. In addition, the Company operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Executive Vice President, Chief Financial Officer	Brainerd Communicators, Inc.
and Secretary	(212) 986-6667
(305) 441-6901

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Below are the Unaudited Condensed Consolidated Statements of Operations and other information as of and for the quarter ended March 31, 2006 and 2005.

	Quarter Ended March 31,
Amounts in thousands (except per share data)	2006	2005
	(Unaudited)
Net revenue	$37,775	$35,339
Station operating expenses	28,518	23,183
Corporate expenses	3,528	3,701
Depreciation and amortization	927	830
Gain on the sale of assets, net of disposal costs	(50,801)	—

Operating income	55,603	7,625
Interest expense, net	(5,419)	(10,170)
Loss on early extinguishment of debt	(2,997)	—
Other (expense) income, net	(26)	7

Income (loss) before income taxes and discontinued operations	$47,161	$(2,538)
Income tax benefit	(6,380)	(2,579)

Income before discontinued operations	53,541	41
Loss from discontinued operations, net of tax	—	(2)

Net income	$53,541	$39
Dividends on Series B preferred stock	(2,417)	(2,282)

Net income (loss) applicable to common stockholders	$51,124	$(2,243)

Basic and diluted income (loss) per common share:
Net income (loss) per common share before discontinued operations:
Basic and Diluted	$0.71	$(0.03)
Net income per common share for discontinued operations:
Basic and Diluted	$—	$—
Net income (loss) per common share:

Basic and Diluted	$0.71	$(0.03)

Weighted average common shares outstanding:
Basic	72,381	72,381

Diluted	72,393	72,381

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Selected Unaudited Balance Sheet Information and Other Data:

As of March 31,
Amounts in thousands	2006
Cash and cash equivalents	$66,436

Total assets	$925,920

Senior credit facilities term loan due 2012	$321,750
Non-interest bearing note due 2009	$14,876
Other debt	549

Total debt	$337,175

Series B preferred stock	$89,932

Total stockholders’ equity	$331,051

Total capitalization	$758,158

	Year Ended March 31,
Amounts in thousands	2006	2005
Capital expenditures	$2,168	$894

Cash paid for income taxes, net	$389	$1,649

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Segment Data
     Due to the commencement of our television operation, we began reporting two operating segments (radio and television). The following summary table presents separate financial data for each of our operating segments. We began evaluating the performance of our operating segments based on separate financial data for each operating segment as provided below (in thousands).

	(Unaudited)
(In thousands)	Quarter Ended March 31,
	2006	2005	% Change
Net Revenue:
Radio	$37,344	$35,339	6%
Television	431	—	100%

Consolidated	$37,775	$35,339	7%

Operating Income before Corporate Expenses, Depreciation and Amortization and Gain on Sale of Assets, net:
Radio	$14,356	$12,156	18%
Television	(5,099)	—	100%

Consolidated	$9,257	$12,156	-24%

Depreciation and Amortization:
Radio	$618	$572	8%
Television	57	—	100%
Corporate	252	258	-2%

Consolidated	$927	$830	12%

Capital Expenditures:
Radio	$529	$689	-23%
Television	1,518	—	100%
Corporate	121	205	-41%

Consolidated	$2,168	$894	143%

	As of March 31,
	2006	2005
Total Assets:
Radio	$881,284	$1,029,995
Television	44,637	—

Consolidated	$925,921	$1,029,995